Exhibit (a)(1)

CERTIFICATE OF TRUST

OF

BMT INVESTMENT FUNDS

This Certificate of Trust of BMT Investment Funds, a statutory trust (the “Trust”), executed by the undersigned trustee, and filed under and in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”), sets forth the following:

FIRST:          The name of the statutory trust formed hereby is BMT Investment Funds.

SECOND:     The business address of the Trust’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware. The name of the Trust’s registered agent at such address is Corporation Service Company.

THIRD:         The Trust formed hereby is or will become an investment company registered under the Investment Company Act of 1940, as amended (15 U.S.C. §§80a-1 et seq.).

FOURTH:     This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned, being the sole trustee of BMT Investment Funds, has duly executed this Certificate of Trust as of the 7th day of February 2017.

/s/ Stephen M. Wellman
Name: Stephen M. Wellman
Title: Trustee